August 16, 2013

EAGLE ROCK ENERGY PARTNERS, L.P. TO PRESENT AT THE 2013 CITIGROUP MLP/MIDSTREAM INFRASTRUCTURE CONFERENCE

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) announced today that members of its senior management team will host investor meetings at the 2013 Citigroup MLP/Midstream Infrastructure Conference taking place in Las Vegas, NV on Wednesday, August 21 and Thursday, August 22, 2013.
Accompanying presentation materials will be available the morning of Wednesday, August 21st on the Partnership's website at www.eaglerockenergy.com under the Investor Relations tab.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Vice President, Corporate Finance and Investor Relations, Treasurer

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2012 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings, and press releases.